Exhibit 99.1

news release

Contact:

Willa McManmon

NeoMagic

408.486.3955

wmcmanmon@neomagic.com

NeoMagic® Updates Third Quarter Fiscal Year 2005 Revenue Guidance

SANTA CLARA, Calif. – October 27, 2004 – NeoMagic Corporation (Nasdaq: NMGC) a pioneer in Applications Processors for multimedia-rich mobile phones and other wireless handheld systems, today announced that it has revised its revenue guidance for its third quarter ending October 31, 2004.

Based on recent and forecasted orders from customers, NeoMagic now expects revenue of approximately $500 thousand for the third quarter of fiscal year 2005 compared to $1 million in the second quarter of fiscal year 2005. Previously, the Company had expected revenue of around $1 million for the third quarter of fiscal year 2005. The Company’s revised expectations are due to weaker than expected customer orders for continuing MiMagic 3 and MiMagic 5 programs.

NeoMagic is scheduled to hold its third quarter financial conference call on November 18, 2004 at 2 p.m. PST. Dial-in information for the call will be provided on the Company’s Website at www.neomagic.com.

About NeoMagic

NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The Company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found at www.neomagic.com.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the third quarter fiscal year 2005 revenue guidance and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, expectations for future revenue growth, order cancellations and product returns, product design wins, and our customer’s own product timing and market share in the mobile phone market, significant litigation, and risks associated with our international operations.

Additional factors that could affect the company’s future operating results are more fully described in the Company’s most recent Form 10-Q and our other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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